Exhibit 99.1
SandRidge Mississippian Trust I Announces Quarterly Distribution and Completion of Sale of Assets
SANDRIDGE MISSISSIPPIAN TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
___________________________________________________________________________________________News Release
For Immediate Release
HOUSTON, Texas April 26, 2021 — SANDRIDGE MISSISSIPPIAN TRUST I (OTC: SDTTU) today announced a quarterly distribution for the three-month period ended March 31, 2021 (which primarily relates to production attributable to the Trust’s interests from December 1, 2020 to February 28, 2021) of approximately $0.3 million, or $0.0110 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before May 28, 2021 to holders of record as of the close of business on May 14, 2021.

As described in the Trust’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”), the trust agreement governing the Trust (the “trust agreement”) requires the Trust to dissolve and commence winding up of its business and affairs if cash available for distribution for any four consecutive quarters, on a cumulative basis, is less than $1.0 million. As cash available for distribution for the four consecutive quarters ended September 30, 2020, on a cumulative basis, totaled approximately $815,000, the Trust was required to dissolve and commence winding up beginning as of the close of business on November 13, 2020. Accordingly, the Trustee is required to sell all of the Trust’s assets, either by private sale or public auction, and distribute the net proceeds of the sale to the Trust unitholders after payment, or reasonable provision for payment, of all Trust liabilities, which is expected to include the establishment of cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, in accordance with the Delaware Statutory Trust Act. Among such contingent, conditional or unmatured claims for which the Trustee expects it will need to make provision out of the net proceeds of the sale are the Trust’s potential liabilities with respect to the securities litigation described in the Trust’s annual and quarterly reports filed with the SEC. Such a reserve could reduce or eliminate the amount of, or delay the timing of payment of, sale proceeds that may be distributed to unitholders. Additionally, the sale process will involve costs that will reduce the amounts of any distributions to unitholders during the winding up period.

As required by the trust agreement, the Trustee engaged a third-party advisor to assist with the marketing and sale of the Trust’s assets. As provided in the trust agreement, SandRidge has a right of first refusal with respect to any sale of assets to a third party, and on March 29, 2021, the Trustee provided notice to SandRidge of an offer from a third party to purchase the assets of the Trust for a purchase price of $4.85 million. On April 7, 2021, SandRidge notified the Trustee that SandRidge would exercise its right of first refusal and would purchase the assets from the Trust for the same purchase price, and on April 22, 2021, the Trust and SandRidge Exploration and Production, LLC (the “Purchaser”), a wholly owned subsidiary of SandRidge, executed a purchase and sale agreement (the “Agreement”) for the sale of all of the overriding royalty interests held by the Trust and closed the transaction, effective as of April 1, 2021. Accordingly, because the Agreement entitles the Purchaser to the revenues from the oil and natural gas production attributable to the royalty interests since April 1, 2021, the Trust will not receive any further proceeds from such production and therefore will not make any further regular quarterly cash distributions to the Trust unitholders.

As provided in the trust agreement, as SandRidge has completed the purchase of the Trust’s royalty interests, the proposed third-party purchaser is entitled to receive reimbursement from SandRidge and the Trust for such proposed third-party purchaser’s reasonable and documented expenses incurred in connection with its review and analysis of the subject properties and bid preparation, up to a maximum amount representing 5% of the sale price, with the Trust obligated to pay 50% of such reimbursement. The Trust’s share of such payment is approximately $50,000.

Under the trust agreement, the Trustee is required to distribute to the Trust unitholders in the third quarter of 2021 the net proceeds of the sale, less any amounts withheld as cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, as discussed above. However, as a result of the Trustee’s establishment of a provision for the Trust’s potential liabilities under the securities litigation described in the Trust’s annual and quarterly reports filed with the SEC, the Trustee does not expect that there will be cash available for distribution until such litigation has been resolved. The Trust units are expected to be canceled thereafter. The Trust will remain in existence until the filing of a certificate of cancellation with the Secretary of State of the State of Delaware following the completion of the winding up process.

Prior to the completion of the asset sale, the Trust owned royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant and Woods counties in Oklahoma and was entitled to receive proceeds from the sale of production attributable to the royalty interests. All Trust unitholders share distributions on a pro rata basis.

During the three-month production period ended February 28, 2021, average oil, natural gas and natural gas liquids (“NGL”) prices increased compared to the three-month period ended November 30, 2020. Combined sales volumes slightly decreased compared to the previous period.

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has withheld the greater of $35,000 or 3.5% of the funds otherwise available for distribution each quarter to gradually increase cash reserves for the payment of future known, anticipated or contingent expenses or liabilities by a total of $425,000. This targeted reserve amount has been funded in full. As a result, no additional cash reserve amount was withheld from the distribution for the three-month period ended March 31, 2021. Any cash reserves remaining after the payment of all expenses and liabilities and any further additions to cash reserves as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, will be distributed to unitholders prior to the completion of the winding up process.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except average prices and per unit amount):

Sales Volumes
Oil (MBbl)	4
NGL (MBbl)	16
Natural Gas (MMcf)	183
Combined (MBoe)	51
Average Price
Oil (per Bbl)	$49.69
NGL (per Bbl)	$16.91
Natural Gas (per Mcf)	$2.09
Natural Gas (per Mcf) including impact of post-production expenses	$1.39
Revenues	$875
Expenses	567
Distributable income available to unitholders	$308
Distributable income per unit (28,000,000 units issued and outstanding)	$0.0110

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons ("ECI") should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at a 30% rate unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust I to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the "TCJA") enacted in December 2017 treats a non-U.S. holder's gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the sale of such units. The TCJA also requires a transferee of units to withhold 10% of the amount realized on the sale or exchange of such units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation or another exemption is available. Pursuant to final Treasury Regulations issued on October 7, 2020, this new withholding obligation will become applicable to transfers of units in publicly traded partnerships such as the Trust (which is classified as a partnership for federal and state income tax purposes) occurring on or after January 1, 2022.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders; expectations regarding the timing of the completion of the winding up of the Trust, including the distribution of remaining cash reserves and the cancellation of the Trust units; and expectations regarding the costs involved in the sale process. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by the volatility in commodity prices, which have experienced significant fluctuations since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the actions taken by Russia and the members of the Organization of Petroleum Exporting Countries.

Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses and any contingent, conditional or unmatured claims and obligations such as the securities litigation, and the effect, impact, potential duration or other implications of the COVID-19 pandemic. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555